Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Profitable Fourth Quarter and Full Year Fiscal 2016

Fourth Consecutive Profitable Quarter and First Full-Year Profit Since Fiscal 2011

Westminster, MA – June 28, 2016 – TechPrecision Corporation (OTCQB: TPCS) ("TechPrecision" or "the Company"), an industry leading global manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today reported financial results for the fourth quarter and full year periods of fiscal year 2016, the periods ended March 31, 2016.
Year-end Recap
"This was another quarter of operational and financial progress as we delivered our fourth consecutive quarter of net profit and our first full year of net profit since fiscal year 2011," stated Alexander Shen, TechPrecision's Chief Executive Officer. "We improved profitability in the fourth quarter of fiscal 2016 on increased sales volume of approximately $1.0 million compared to the same year-ago quarter, with net profit of $885,000 compared to a net loss of $719,000 for the fourth quarter of fiscal 2015. These results were achieved due to our consistent sharp focus on productivity initiatives, resource realignment, and top line growth with core customers. Furthermore, we renegotiated terms on one of our outstanding loans which contributed to a $2.6 million improvement in our working capital position since fiscal 2015 year-end, improving our ability to grow."
"Moving forward, we will continue our focus on winning new contracts with our established customers in the defense, nuclear and precision industrial sectors, utilizing our core competencies and know-how in custom, large scale, high-precision fabrication and machining to be a valued, high quality supplier," said Shen. "In particular, we see meaningful opportunities in the defense sector, our primary business sector focus. Opportunistically, we will pursue contracts in the aerospace, nuclear and healthcare sectors while continuing to execute on operational run rate improvements to increase our gross margins and cash flows. We will further strengthen our balance sheet by taking advantage of refinancing opportunities and paying down debt."
Fourth Quarter of Fiscal 2016 Financial Results
•	Net sales of $4.9 million were higher by $1.0 million when compared to $3.9 million in the year-ago quarter.
•	Gross profit was $1.7 million compared to $880,000 in the same quarter last year. Gross margins improved in the fourth quarter of fiscal 2016 due to improved throughput, lower materials and labor costs, and the absence of contract losses.
•	Selling, general and administrative expenses decreased by approximately 30% or $387,000 compared to the same quarter last year. The fourth quarter of fiscal 2016 was positively impacted by lower spending on compensation, outside advisory services and office expense.

•	Net interest expense includes a reversal of deferred interest costs of approximately $241,000 which will not have to be paid in connection with the Utica Loan and Security Agreement.
•	Net income of $885,000 increased significantly compared to a net loss of $719,000 in the prior year's fourth quarter.
Full Year Fiscal 2016 Financial Results
•	Net sales decreased 8% or $1.4 million to $16.8 million compared to $18.2 million in the year-ago period. Fiscal 2016 shipments to our defense, aerospace and nuclear customers increased by $3.4 million. This increase was more than offset by a decrease in shipments to our precision industrial customers.
•	Cost of sales decreased 29% or $4.5 million to $11.4 million compared to $15.9 million in the year-ago period. The decrease was driven primarily by lower labor costs, lower overhead as a percentage of sales and fewer contract losses.
•	Gross profit in the full year of fiscal 2016 was $5.5 million compared to $2.3 million in fiscal 2015. The improvement was driven by a better production mix compared to higher labor costs, under absorbed overhead and contract losses which dampened margins in fiscal 2015.
•	Selling, general and administrative expenses decreased by approximately 25%, or $1.1 million, to $3.4 million in fiscal 2016, down from $4.5 million in the year-ago period.
•	Interest expense decreased in fiscal 2016 due to lower amortization and interest rates, and lower average levels of debt.
•	Net income was $1.4 million for fiscal 2016 compared to a net loss of $3.6 million in fiscal 2015.
Balance Sheet Summary
At March 31, 2016, TechPrecision had positive working capital of $510,000, an improvement of $2.6 million compared to negative working capital of $2.1 million at March 31, 2015. The Company had $1.3 million in cash and cash equivalents at March 31, 2016 approximately $4,000 lower when compared to March 31, 2015. Since the end of the fiscal 2015, our total debt has decreased by approximately $1.0 million to $4.7 million at March 31, 2016; and shareholders' equity has increased by $1.4 million.

Teleconference Information
The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on June 28, 2016. To participate in the live conference call, please dial 1-866-635-0172 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-785-424-1629. When prompted, reference Conference ID: TechPrecision.

A replay will be available until July 28, 2016. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 10038.

The call will also be available live by webcast at TechPrecision Corporation's website, www.techprecision.com, and will also be available over the Internet and accessible at http://www.investorcalendar.com/IC/CEPage.asp?ID=175085.

About TechPrecision Corporation
TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Wuxi Critical Mechanical Components Co., Ltd., manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision's goal is to be an end-to-end service provider to its customers by furnishing customized and integrated "turn-key" solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement
This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including recurring operating losses and the availability of appropriate financing facilities impacting our ability to continue as a going concern, to change the composition of our revenues and effectively reduce operating expenses, the Company's ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Tables Follow --

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS	March 31, 2016	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,332,166	$1,336,325
Accounts receivable, less allowance for doubtful accounts of $0 - 2016 and $24,693 - 2015	2,022,480	826,363
Costs incurred on uncompleted contracts, in excess of progress billings	2,395,642	2,008,244
Inventories- raw materials	128,595	134,812
Deferred income taxes	--	826,697
Other current assets	530,808	538,253
Total current assets	6,409,691	5,670,694
Property, plant and equipment, net	4,814,184	5,610,041
Deferred income taxes	684,270	--
Other noncurrent assets, net	223,686	45,490
Total assets	$12,131,831	$11,326,225
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$996,065	$1,526,123
Accrued expenses	1,804,485	1,665,658
Trade notes payable	--	138,237
Income taxes payable	9,032	--
Advanced claims payment	507,835	--
Billings on uncompleted contracts, in excess of related costs	1,629,018	1,211,506
Short-term debt	--	2,250,000
Current portion of long-term debt	953,106	933,651
Total current liabilities	5,899,541	7,725,175
Long-term debt, including capital leases	3,782,752	2,485,858
Deferred income taxes	684,270	826,697
Noncurrent accrued expenses	37,097	--
Stockholders' Equity:
Preferred stock - par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with -0-
and 1,927,508 shares issued and outstanding at March 31, 2016 and 2015, respectively
(liquidation preference of $0 and $549,340 at March 31, 2016 and 2015, respectively)	--	524,210
Common stock - par value $.0001 per share, 90,000,000 shares authorized,
27,324,593 shares issued and outstanding at March 31, 2016,
and 24,669,958 shares issued and outstanding at March 31, 2015	2,732	2,467
Additional paid in capital	7,094,749	6,487,589
Accumulated other comprehensive income	21,568	23,561
Accumulated deficit	(5,390,878)	(6,749,332)
Total stockholders' equity	1,728,171	288,495
Total liabilities and stockholders' equity	$12,131,831	$11,326,225

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2016	2015	2016	2015
Net sales	$4,868,530	$3,921,319	$16,853,952	$18,233,214
Cost of sales	3,136,857	3,041,189	11,360,206	15,925,742
Gross profit	1,731,673	880,130	5,493,746	2,307,472
Selling, general and administrative	902,544	1,289,607	3,385,009	4,533,181
Income (loss) from operations	829,129	(409,477)	2,108,737	(2,225,709)
Other income (expense)	(332)	(3,610)	1,199	(4,633)
Interest expense, net	55,929	(313,669)	(752,280)	(1,514,465)
Interest income	--	25	30	121
Total other income (expense)	55,957	(317,255)	(751,051)	(1,518,977)
Income (loss) before income taxes	884,726	(726,731)	1,357,686	(3,744,686)
Income tax benefit	(768)	(8,107)	(768)	(160,505)
Net income (loss)	$885,494	$(718,625)	$1,358,454	$(3,584,181)
Other comprehensive income (loss), before tax:
Reclassification adjustments for cash flow hedges	--	--	--	248,464
Change in unrealized loss on cash flow hedges	--	--	--	(16,681)
Foreign currency translation adjustments	(2,210)	3,907	(1,993)	(334)
Other comprehensive income (loss), before tax	(2,210)	3,907	(1,993)	231,449
Tax expense from reclassification adjustment	--		--	152,791
Other comprehensive income (loss), net of tax	(2,210)	3,907	(1,993)	78,658
Comprehensive income (loss)	$883,284	$(714,718)	$1,356,461	$(3,505,523)
Net income (loss) per share (basic)	$0.03	$(0.03)	$0.05	$(0.15)
Net income (loss) per share (diluted)	$0.03	$(0.03)	$0.05	$(0.15)
Weighted average number of shares outstanding (basic)	27,324,593	24,447,736	26,392,514	24,120,402
Weighted average number of shares outstanding (diluted)	27,684,009	24,447,736	26,572,737	24,120,402

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS	Years Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,358,454	$(3,584,181)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	747,553	839,508
Amortization deferred loan costs	240,081	269,840
Loss on sale of equipment	--	81,340
Stock based compensation expense	88,041	262,550
Provision for contract losses	(69,014)	(790,790)
Changes in operating assets and liabilities:
Accounts receivable	(1,196,117)	1,454,153
Costs incurred on uncompleted contracts, in excess of progress billings	(387,398)	3,249,758
Inventories – raw materials	6,217	158,513
Other current assets	7,411	45,702
Taxes receivable	--	8,062
Other noncurrent assets	(193,906)	61,354
Accounts payable	(668,295)	(1,224,025)
Accrued expenses	180,687	(1,358,070)
Accrued taxes payable	9,032	--
Billings on uncompleted contracts, in excess of related costs	417,512	(250,183)
Advanced claims payment	507,835	--
Net cash provided by (used in) operating activities	1,048,093	(776,469)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of fixed assets	--	12,500
Capital expenditures for lighting project	(204,064)	--
Purchases of property, plant and equipment	(17,600)	(54,099)
Net cash used in investing activities	(221,664)	(41,599)

CASH FLOWS FROM FINANCING ACTIVITIES
Deferred loan costs	(100,472)	(393,998)
Proceeds from lighting project grant	204,064	--
Borrowings of short-term debt	--	6,400,000
Repayment of long-term debt	(933,651)	(4,938,333)
Net cash (used in) provided by financing activities	(830,059)	1,067,669
Effect of exchange rate on cash and cash equivalents	(529)	23
Net (decrease) increase in cash and cash equivalents	(4,159)	249,624
Cash and cash equivalents, beginning of period	1,336,325	1,086,701
Cash and cash equivalents, end of period	$1,332,166	$1,336,325

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